EXHIBIT 3.1
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:30 PM 03/21/2003
030190703 — 3637247
CERTIFICATE OF INCORPORATION
OF
GlobalSecure Ltd.
     The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:
ARTICLE ONE
     The name of the Corporation is GlobalSecure Ltd. (hereinafter called the “Corporation”).
ARTICLE TWO
     The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent is the Corporation Service Company.
ARTICLE THREE
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of which Seventy Five Million (75,000,000) shares shall be Common Stock, par value $.0001 per share, and Twenty Five Million (25,000,000) shall be Preferred Stock, par value $.0001 per share. The voting power, designations, preferences and relative participating option or other special qualifications, limitations or restrictions are set forth hereinafter:
1.	Preferred Stock
     (a) The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection 1(b) of this Article Four.
     (b) Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to (viii) inclusive;

     (i) the number of shares to constitute such series, and the distinctive designations thereof;
     (ii) the voting powers, full or limited, if any, of such series;
     (iii) the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;
     (iv) the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;
     (v) the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;
     (vi) the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;
     (vii) the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;
     (viii) any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.
     (c) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.
2.	Common Stock
     (a) After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph 1 of this Article Four), if any, shall have been met and after the Corporation shall have complied with all

2

the requirements, if any, with respect to the setting aside of same as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph 1 of this Article Four), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph 1 of this Article Four, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
     (b) After distribution in full of the preferential amount (fixed in accordance with the Provisions of Paragraph 1 of this Article Four), if any, to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Common Stock shall, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph 1 of this Article Four) be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
     (c) Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph 1 of this Article Four, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.
3.	Other Provisions Related To Shares of Stock:
     (a) No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, Corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.
     (b) The powers and rights of Common Stock shall be subordinated to the powers, preferences and rights of the holders of Preferred Stock. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph I of this Section 4 and the consent, by Class or series, vote or otherwise, of the holders of such of the series of are from time to time

3

outstanding Preferred Stock as for the issuance by the Board of shall not be required Directors of any other series of rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph 1 of this Article Four that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock
     (c) subject to the provisions of subparagraph (b) of this Paragraph 3 of this Article Four, shares of any series of Preferred Stock may be authorized or issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.
     (d) Shares of Common stock may be issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the board of Directors in its sole discretion.
     (e) The authorized number of shares of Common Stock and of Preferred Stock Preferred Stock may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the Corporation entitled to vote thereon.
ARTICLE FIVE
     The name and address of the sole incorporator is:
Fredric J. Gruder, Esq.
775 Park Avenue, Suite 255
Huntington, NY 11743
ARTICLE SIX
     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (a) The number of directors of the Corporation shall be such as is from time to time fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.
     (b) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and

4

disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
     (c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders is represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.
     (d) In addition to the powers and authorities herein or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-law so made shall Invalidate any prior act of the directors which would have been valid if such by-law had not been made.
ARTICLE SEVEN
     The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, may indemnify all directors and officers of the Corporation and any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE EIGHT
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this article shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this article.

5

     If the Delaware General Corporation Law is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.
     Any repeal or modification of the foregoing provisions of this article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE NINE
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in the summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware, or on the application of trustees in dissolution or of any receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     IN WITNESS WHEREOF, I sign my name this 21st day of March, 2003.

/s/Fredric J. Gruder

Fredric J. Gruder, Esq., Sole Incorporator

6

CERTIFICATE OF DESIGNATION
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
GLOBALSECURE LTD.
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
     We, the undersigned, Craig Bandes, being the President of GlobalSecure Ltd. (“Corporation”) and Michael Brigante, being the Secretary of the Corporation, hereby certify pursuant to Section 151(g) of the General Corporation Law of the State of Delaware that:
     1. The name of the Corporation is GlobalSecure Ltd.
     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State on March 21, 2003.
     3. Pursuant to authority thereby vested in the Board of Directors by Article 4(1) of the Corporation’s Certificate of Incorporation, the Board of Directors adopted the following resolutions on April 1, 2003 establishing a series of 5,000,000 shares of Preferred Stock of the Corporation:
     “RESOLVED, that pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and Article 4(1) of the Corporation’s Certificate of Incorporation, there is hereby established a series of the Corporation’s Preferred Stock having the following terms and designations:
     Section 1. Designation and Amount. The shares of such series having a par value of $0.0001 per share shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 5,000,000. The relative rights, preferences and limitations of the Series A Preferred Stock shall be identical in all respects, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.
     Section 2. Dividends. The holders of Series A Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available for such purposes at the same time that any dividend is declared on the Common Stock. The amount of dividend to be paid to any Holder of Series A Preferred Stock shall be equal to the amount of dividend that the Holder would have received had the Holder converted the Series A Preferred Stock into Common Stock (“As Converted Basis”) immediately prior to the record date for the payment of the dividend on the Common Stock.

     Section 3. Voting Rights. For so long as any shares of the Series A Preferred Stock are issued and outstanding, the Holders of the Series A Preferred Stock shall have the right, voting as a class, to elect a majority of the Corporation’s Board of Directors which presently consists of four members. The initial directors elected by the Series A Preferred Stock shall be Ross Mandell, Michael Recca and C. Thomas McMillen, all presently directors of the Corporation, who shall each serve until the next annual meeting of the Holders or until their successors are duly elected and shall qualify. The Holders shall vote separately, as a class: (i) on all matters to which shareholders of any class are entitled to vote by law; or (ii) for which a class vote is provided for hereunder. In all other matters submitted to the holders of Common Stock for a vote or consent, the Series A Preferred Stock shall vote together with the holders of the Common Stock as a single class, on an As Converted Basis. No additional shares of preferred stock, including, but not limited to, additional shares of Series A Preferred Stock, shall be designated, or issued, by the Corporation without the affirmative vote of a majority of the holders of Series A Preferred Stock then outstanding, voting as a class.
     Section 4. Reacquired Shares. Any shares of the Series A Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.
     Section 5. Liquidation, Dissolution or Winding Up.
     Upon the liquidation, dissolution or winding up of the Corporation, no distribution shall be made: (i) to the Holders of junior stock unless, prior thereto, the Holders of Series A Preferred Stock shall have received a liquidation preference of $.20 per share, plus an amount equal to unpaid dividends to which they are entitled. Unless such corporate transaction has been approved by the affirmative vote of 66 2/3% of the outstanding shares of Series A Preferred Stock, any merger or consolidation of the Corporation, other than a transaction consummated solely in connection with a change of the state or domicile of the Corporation, with or into any other entity or entities or any other acquisition in which the Corporation’s outstanding shares immediately before such merger, consolidation or acquisition do not, immediately after such merger, consolidation or acquisition, represent, and are not converted into, shares of the surviving entity that represent, at least fifty percent (50%) of the voting power of the surviving entity of such merger, consolidation or acquisition; or (ii) sale of all or substantially all of the assets of the Corporation (including the sale of an exclusive license to all or substantially all of the Corporation’s intellectual property, if any) (a “ Liquidating Transaction”), shall be deemed to be a liquidation, dissolution or winding up of the Corporation.
     Section 6. Conversion.
     (A) Subject to the provisions for adjustments hereinafter set forth, each share of the Series A Preferred Stock, together with all unpaid dividends thereon, shall, at the option of the Holder thereof, be convertible at any time into one share of the Common Stock, subject to adjustment as hereinafter set forth.
     (B) Upon receipt of a Conversion Notice in the form annexed hereto, together with the certificate for the Series A Preferred Stock, duly endorsed for transfer, the Corporation shall be responsible for taking all action and bearing all costs necessary to issue the Common Stock on a reasonably prompt basis including the responsibility and cost for delivery of an opinion letter to the transfer agent for the Common Stock, if so required. The place for the delivery of the Series A Preferred Stock for conversion by a holder shall, unless changed by written notice addressed to all holders of the Series A Preferred Stock be: c/o GlobalSecure Ltd., 110 Wall Street, 8th Floor, New York, NY 10005; Attn President.
     (C) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof any fractional share shall be rounded up to the nearest whole share. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same Holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.
     (D) The Conversion Price and/or the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted from time to time as follows:
     (i) In case the Corporation shall (a) subdivide the outstanding shares of its Common Stock into a larger number of shares, or (b) combine the outstanding shares of its Common Stock into a smaller number of shares, each Holder of Series A Preferred Stock shall thereafter be entitled upon conversion to receive for each share of Series A Preferred Stock held by such Holder the number of shares of the Corporation which he would have owned or have been entitled to receive after the happening of one of the events described above in this clause (i) had such share of Series A Preferred Stock been converted immediately prior to the happening of such event. Such adjustment shall become effective the day after which such subdivision, combination or reclassification shall become effective.
     (ii) In case the Corporation shall affect a transaction other than a Liquidation Transaction which is a consolidation or merger into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, or in case the Corporation shall effect a capital reorganization or reclassification of its Common Stock, each Holder of Series A Preferred Stock then outstanding shall have the right thereafter to convert each share of Series A Preferred Stock held by him into the kind and amount of shares of stock, other securities, cash, and property receivable upon such Non-Liquidating Corporate Transaction, reorganization or reclassification on an As Converted Basis immediately prior to such event. In any such event, effective provisions shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of Series A Preferred Stock shall thereafter be made applicable.
     (iii) In case the Corporation shall sell or issue either any of its shares of Common Stock or any rights, options, warrants or obligations or securities containing the right to subscribe for or purchase any shares of Common Stock (“Options”) or exchangeable for or convertible into shares of Common Stock (“Convertible Securities”), at a price per share, as determined pursuant to section 6 (D)(iv), lower than the conversion price then in effect on the date of such sale or issuance (which conversion price (the “Conversion Price”) shall initially be $.20 and shall be thereafter subject to adjustment as set forth herein), then the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be determined by multiplying the number of shares of Common Stock theretofore issuable upon conversion of the Series A Preferred Stock by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding on the date of and including issuance of such Common Shares, Options or Convertible Securities and (B) the denominator of which shall be the number of shares of Common Stock outstanding on the date prior to the date of issuance of such shares of Common Stock or Convertible Securities plus the number of shares of Common Stock which the aggregate consideration received by the Corporation upon such issuance would purchase on such date at the Conversion Price then in effect.
     (iv) The following provisions, in addition to other provisions of this Section (D), shall be applicable in determining any adjustment under subsection (D) (iii):
     1. In case of the issuance or sale of shares of Common Stock part or all of which shall be for cash, the cash consideration received by the Corporation therefor shall be deemed to be the amount of gross cash proceeds of such sale of shares without deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses incurred in connection therewith, plus the amounts, if any, determined as provided in section 6 (D)(iv) (2).
     2. In case of the issuance or sale of shares of Common Stock wholly or partly for a consideration other than cash, the consideration received by the Corporation for such shares shall be deemed to be the value of such consideration as determined by a resolution adopted by the Board of Directors of the Corporation acting in good faith, irrespective of any accounting treatment thereof. Any such good faith determination shall be final and binding upon the Holders of the Series A Preferred. In case of the issuance or sale of shares of Common Stock

(otherwise than upon conversion or exchange) together with other stock or securities or other assets of the Corporation for a consideration which is received for both such shares of Common Stock and other securities or assets, the Board of Directors of the Corporation acting in good faith shall determine what part of the consideration so received is to be deemed to be the consideration for the issuance of such shares of Common Stock irrespective of any accounting treatment thereof. Any such good faith determination shall be final and binding upon the Holders. In case at any time the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, then such Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.
     3. The price per share of any shares of Common Stock sold or issued by the Corporation (other than pursuant to Options or Convertible Securities) shall be equal to a price calculated by dividing (A) the amount of the consideration received by the Corporation, as determined pursuant to Section (D) (iv) (1) and (2), upon such sale or issuance by (B) the number of shares of Common Stock sold or issued.
     4. In case the Corporation shall at any time after the date hereof issue any Options or Convertible Securities the following provisions shall apply in making any adjustment pursuant to this Section 4:
     (i) The price per share for which Common Stock is issuable upon the exercise of the Options or upon conversion or exchange of the Convertible Securities shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the maximum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, by (B) the aggregate number of shares of Common Stock issuable upon the exercise of such Option or upon the conversion or exchange of such Convertible Securities;
     (ii) In determining the price per share for which Common Stock is issuable upon exercise of the Options or conversion or exchange of the Convertible Securities as set forth herein and computing any adjustment pursuant to this subsection (D): (A) the aggregate number of shares of Common Stock issuable upon the exercise of such Options or Convertible Securities shall be considered to be outstanding at the time such Options or Convertible Securities were issued and to have been issued for such price per share as determined pursuant to Section (D)(iv) (3), and (B) the consideration for the issuance of such Options or Convertible Securities and the amount of additional consideration payable to the Corporation upon exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be determined in the same manner as the consideration received upon the issuance or sale of shares of Common Stock as provided in paragraphs (D) (i) and (D) (ii);

     (iii) On the expiration of such Options or the termination of any right to convert or exchange any Convertible Securities the Conversion Price of the Series A Preferred Stock shall forthwith be readjusted to such number of shares of Common Stock as would have been obtained had the adjustments made upon the issuance of such Options or Convertible Securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such Options or upon conversion or exchange of such Convertible Securities; and
     (iv) If the minimum purchase price per share of Common Stock provided for in any Option or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, shall change or a different purchase price or rate shall become effective at any time or from time to time (other than pursuant to any anti-dilution provisions of such Options or Convertible Securities) then upon such change becoming effective, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall forthwith be increased or decreased to such number of shares as would have been obtained had the adjustments made upon the granting or issuance of such Options or Convertible Securities been made upon the basis of (1) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (2) the granting or issuance at the time of such change of any such Options or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price or rate of exchange or conversion.
     5. Except as otherwise specifically provided herein the date of issuance or sale of Common Stock shall be deemed to be the date the Corporation is legally obligated to issue any “Option” or “Convertible Security”. In case at any time the Corporation shall take a record date for the purpose of determining the Holders of Common Stock entitled (i) to receive a dividend or other distribution payable in Common Stock or in Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities then such record date shall be deemed to be the date of issue or sale of the Common Shares, Options or Convertible Securities deemed to have been issued or sold upon the declaration of such dividend or the making of such distribution or the granting of such right of subscription or purchase, as the case may be.
     6. The number of shares of Common Stock outstanding at any given time shall not include treasury shares and the disposition of any such treasury shares shall be considered an issue or sale of Common Stock for the purposes of this Section (D).
     7. Anything herein above to the contrary notwithstanding, no adjustment shall be made pursuant to this Section (D) in the Conversion Price or to the number of shares issuable upon conversion of the Series A Preferred Stock upon the issuance or sale by the Company of any Common Stock or Options pursuant to: (A) the Company’s 2003 Stock Option Plan as presently in effect; (B) the conversion of the $375,000 principal amount convertible note made by the Corporation to Sky Venture Capital Ltd.; or (C) the conversion of any shares of Series A Preferred Stock.
     8. Upon the adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock an inverse proportional adjustment shall be made to the Conversion Price.
     Such adjustments shall be made successively whenever any event listed above shall occur.
     (E) In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Holder of any share of Series A Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock or other securities of the Corporation other than shares of its Common Stock, thereafter the number of such other shares of capital stock or other securities so receivable upon conversion of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to shares of the Corporation’s Common Stock contained in this Section 6, and the provisions of this Certificate of Designation with respect to shares of the Corporation’s Common Stock shall apply, to the extent applicable, on like terms to any such other shares of capital stock or warrants or other securities.
     (F) If any adjustment in the number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted as required pursuant to this Section 6 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward, and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible. All calculations under this Section 6(F) shall be made to the nearest one-hundredth of a share.
     (G) Upon conversion of any shares of the Series A Preferred Stock, the Holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such Holder shall be entitled to receive any dividends on such shares of the Series A Preferred Stock declared prior, but payable subsequent, to such conversion if such Holder held such shares on the record date fixed for the determination of Holders of the Series A Preferred Stock entitled to receive payment of such dividend.
     (H) The Corporation, at all times, shall reserve and keep available out of its authorized but unissued shares of Common Stock the full number of shares of Common Stock of the Corporation or other securities that may at any time be issuable upon the conversion of all outstanding shares of the Series A Preferred Stock pursuant to this Certificate of Designation.
     Section 7. Mandatory Conversion.
     The issued and outstanding shares of Series A Preferred Stock shall convert, automatically, into the number of shares of Common Stock that they could then be converted by the Holders thereof if, and when, (i) the Corporation shall have completed a non-public equity financing (“Private Placement”) with gross proceeds of at least $2,000,000 from persons who are not (A) security holders of the Corporation or (B) customers of Sky Capital LLC (for such purposes, investors who are introduced to Sky Capital LLC by officers, directors or employees of the Corporation, who are not affiliates of Sky Capital LLC, for purposes of investing in such equity financing shall not be deemed to be customers of Sky Capital LLC); (ii) the Corporation commences a Private Placement in which Sky Capital LLC is appointed a selling agent and Sky Capital LLC does not raise at least $2,000,000 in gross proceeds from persons who are its customers or (iii) upon the closing of an equity financing which is registered under the Securities Act of 1933 and which raises gross proceeds of at least $2,000,000. Any dispute regarding the satisfaction of such conditions shall be conclusively determined by resolution of the Corporation’s Board of Directors. Upon the Corporation’s giving of a notice of mandatory conversion under this section to the Holders of the Series A Preferred Stock, the Holders shall be deemed to be holders of the Corporation’s Common Stock for all purposes and the Series A Preferred Stock shall be deemed to have no further existence except that the certificates for the Series A Preferred Stock shall be deemed to represent a right to receive Common Stock and any dividends that may have been declared thereon prior to such mandatory conversion but payable subsequent to the date of mandatory conversion.
     Section 8. Adjustments for Consolidation, Merger, etc.
     Prior to affecting a transaction other than a Liquidation Transaction which is a consolidation or merger into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, each corporation, including this Corporation, which may be required to deliver any stock, securities, cash or other property to the Holders of the Series A Preferred Stock shall assume, by written instrument delivered to each transfer agent of the Series A Preferred Stock, the obligation to deliver to such Holder such shares of stock, securities, cash or other property to which, in accordance with the provisions of Section 6, such Holder may be entitled and each such corporation shall have furnished, at such corporation’s sole cost and expense, to each such transfer agent or person acting in a similar capacity, including this Corporation, an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.
     Section 9. Reports as to Adjustments.
     Whenever the Conversion Price and/or the number of shares of Common Stock into which the shares of the Series A Preferred Stock are convertible is adjusted as provided in Section 6, the Corporation shall (A) promptly compute such adjustment and furnish to each transfer agent or person acting in a similar capacity, including the Corporation, for the Series A

Preferred Stock, a certificate, signed by a principal financial officer of the Corporation, setting forth the adjusted Conversion Price and the new number of shares of Common Stock into which each share of Series A Preferred Stock is convertible as a result of such adjustment and the computation thereof and when such adjustment will become effective and (B) promptly mail to the Holders of record of the outstanding shares of the Series A Preferred Stock a notice stating that the Conversion Price and the number of shares into which the shares of Series A Preferred Stock are convertible has been adjusted and setting forth the new Conversion Price and number of shares into which each share of the Series A Preferred Stock is convertible as a result of such adjustment and when such adjustment will become effective. However, no rights at law or in equity shall accrue to the Holders of the Series A Preferred Stock by reason of any failure by the Corporation to give the notice required hereunder nor shall such failure by the Corporation affect the validity of the event or action giving rise to the requirement of such notice.
     Section 10. Notices of Corporate Action.
     In the event of:
     (A) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of common stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;
     (B) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the common stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or
     (C) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series A Preferred Stock and to the Holders of record of the outstanding shares of the Series A Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (A) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right or (ii) the date or expected date to which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 10, or any defect therein, shall not affect the legality or validity of any event or such action requiring such notice.
     IN WITNESS WHEREOF, the undersigned, being the President and Secretary of the Corporation, do hereby execute this Certificate of Designation, hereby declaring that this is their free act and deed and that the facts stated herein are true and accordingly have hereunto set their hands as of this 15th day of April, 2003.

GlobalSecure Ltd.

By:	/s/ Craig Bandes

Craig Bandes President

ATTEST:

/s/ Michael Brigante
Michael Brigante, Secretary

NOTICE OF CONVERSION
(To be executed by the Holder in order to Convert the Series A Preferred Stock)
The undersigned hereby irrevocably elects, as of                                                             ,                     , to convert                                          shares of the Series A Convertible Preferred Stock (“Series A Preferred Stock”) of GlobalSecure Ltd., a Delaware corporation (the “Corporation”), into shares of Common Stock of the Corporation in accordance with the terms and conditions relating to the conversion as set forth in Sections 6 and 7 of the Certificate of Designation for the Series A Preferred Stock on file with the Secretary of State of the State of Delaware.
Certificate(s) representing the Common Stock should be issued to the undersigned, or if otherwise indicated below, then to the person(s) indicated below:

Name
Address

Name

Social Security or Taxpayer ID Number:

(The Corporation reserves the right to require an investment representation letter from any recipient of shares of Common Stock other than the Holder of the Series A Preferred Shares.)
The undersigned represents and warrants that it is the bona fide record and beneficial owner of the Series A Preferred Shares herewith surrendered for conversion.

Date of Conversion:
Applicable Conversion Price
Number of Shares of Common
Stock to be Issued
(If the above information is left blank, then Corporation will calculate the conversion price for you.)

Signature
Print Name
(Name must match certificate)

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:38 PM 04/15/2003
FILED 05:38 PM 04/15/2003
SRV 030248283 — 3637247 FILE
CERTIFICATE OF MERGER
OF
USASECURE CORP
AND
GLOBALSECURE LTD.
It is hereby certified that:
     1. The constituent business corporations participating in the merger herein certified are:
     (i) USASECURE CORP which is incorporated under the laws of the State of Delaware; and
     (ii) GLOBALSECURE LTD., which is incorporated under the laws of the State of Delaware.
     2. An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.
     3. The name of the surviving corporation in the merger herein certified is GLOBALSECURE LTD., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.
     4. The Certificate of Incorporation of GLOBALSECURE LTD., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.
     5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: GlobalSecure Ltd., 110 Wall Street, New York, New York 10005
     6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Dated: April 15, 2003

USASecure Corp		GlobalSecure Ltd.

By:	/s/ C. Thomas McMillen	By:	/s/ Craig Bandes

	C. Thomas McMillen, Pres.		Craig Bandes, Pres.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:58 PM 06/24/2003
FILED 04:08 PM 06/24/2003
SRV 030416847 — 3637247 FILE
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
GlobalSecure Ltd.
     It is hereby certified that:
     1. The name of the corporation (hereinafter call the “corporation”) is GlobalSecure Ltd.
     2. The certificate of incorporation is hereby amended by striking out ARTICLE ONE thereof and by substituting in lieu of said ARTICLE ONE the following ARTICLE ONE:
“ARTICLE ONE
     The name of the corporation is GlobalSecure Holdings Ltd. (hereinafter called the “Corporation”).”
     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     The effective time of the amendment herein certified shall be upon filing.
     Signed on June 24, 2003.

GlobalSecure Ltd.

By:	/s/ Craig Bandes

Name: Craig Bandes
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:41 AM 07/05/2005
FILED 09:41 AM 07/05/2005
SRV 050554146 — 3637247 FILE
GLOBALSECURE HOLDINGS LTD.
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
GlobalSecure Holdings Ltd. organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of GlobalSecure Holdings Ltd. held on July 1, 2005 in New York, NY, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.
The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered ‘‘Article One” so that, as amended, said Article shall be and read as follows:
The name of the Corporation is Global Secure Corp.
SECOND: That pursuant to resolution of its Board of Directors, the stockholders of said corporation holding majority of the issued and outstanding capital stock of the corporation entitled to vote and acting pursuant to Sections 228(a) and 242 of the General Corporation Law of the State of Delaware by written consent of stockholders holding the necessary number of shares as required by statute voted their shares in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of July, 2005.

By:	/s/ Eric S. Galler
Authorized Officer
Title:	Senior Vice President and Secretary
Name:	Eric S. Galler

GLOBAL SECURE CORP.
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
Global Secure Corp. organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That the Board of Directors of Global Secure Corp. by unanimous written consent dated October 20, 2005 duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.
SECOND: That pursuant to resolution of its Board of Directors, the stockholders of said corporation holding a majority of the issued and outstanding capital stock of the corporation entitled to vote and acting pursuant to Sections 228(a) and 242 of the General Corporation Law of the State of Delaware by written consent of stockholders holding the necessary number of shares as required by statute voted their shares in favor of the amendment.
THIRD: That the Certificate of Incorporation is hereby amended by deleting the first paragraph of Article IV in its entirety and replacing it such that the first four paragraphs of Article IV shall read as follows:
     “The total number of shares of all classes of stock which the Corporation shall have authority to issue, after giving effect to the Reverse Stock Split (as defined below), is One Hundred Million (100,000,000) shares of which (i) Seventy-Five Million (75,000,000) shares shall be Common Stock, par value $.0001 per share (“Common Stock”), and (ii) Twenty Five Million (25,000,000) shares shall be Preferred Stock, par value $.001 per share, of which Five Million (5,000,000) shares shall be designated as Series A Convertible Preferred Shares.
     As of October 25, 2005 (the “Effective Date”), each outstanding share of Common Stock (the “Old Common Stock”) shall be reclassified as and subdivided into a number of shares of Common Stock equal to the quotient of 1 ÷ 4.3535 (the “Reverse Stock Split”), without any action by the holders of such shares.
     Notwithstanding anything herein to the contrary, no fractional shares of Common Stock (or scrip representing fractional shares) shall be issued in connection with the Reverse Stock Split. Instead, the total number of shares of Common Stock into which the aggregate number of shares of Old Common Stock held by a holder is so converted in connection with the Reverse Stock Split shall be rounded up to the nearest whole share. Following the Effective Time, each holder of a certificate or certificates representing shares of Old Common Stock, upon surrender thereof, shall receive a certificate or certificates representing the number of shares such stockholder is entitled to receive following the Reverse Stock Split; provided, however, that the Corporation shall not be

1

obligated to issue certificates evidencing the shares of Common Stock issuable upon such Reverse Stock split unless certificates evidencing such shares of Old Common Stock are either surrendered to the Corporation or the holder thereof notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Pending such surrender of any certificate or certificates, such certificate or certificates for shares of Old Common Stock of the Corporation shall be deemed for all purposes, and without any action on the part of the holders thereof, to evidence only the right to receive one or more certificates representing shares of Common Stock issuable upon such Reverse Stock Split, in accordance with the terms and conditions hereof.
     The voting power, designations, preferences and relative participating option or other special qualifications, limitations or restrictions are set forth hereinafter:”
The effective time of the amendment herein certified shall be upon filing.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of October, 2005.

By:	/s/ Eric S. Galler
Authorized Officer
Title:	Senior Vice President, General Counsel and Secretary
Name:	Eric S. Galler

2